Exhibit 10.23

Execution Version

YX ASSET RECOVERY LIMITED

SERIES C PREFERRED SHARES PURCHASE AGREEMENT

DATE: OCTOBER 23, 2019

Reference is made to the Series C Preferred Shares Purchase Agreement (as previously amended, the “Agreement”) made as of August 12, 2019 (the “Effective Date”), by and among:

(1)                                 YX Asset Recovery Limited, a company organized under the laws of the Cayman Islands (the “Company”);

(2)                                 Man Tan, a PRC citizen (holder of PRC Passport no. [  ]) (the “Founder”); and

(3)                                 EP Next China Fund I, LLC, a limited liability company organized under the laws of Delaware, USA (the “Investor”).

Each of the Company, the Founder and the Investor shall be referred to individually as a “Party” and collectively as the “Parties”.  Capitalized terms used herein shall have the meaning set forth in SCHEDULE 2 attached hereto.

RECITALS

WHEREAS, the Company has issued and allotted to the Investor and the Investor has subscribed for Series C Preferred Shares of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties hereby wish to amend, rectify and restate the terms of the Agreement as set forth hereinafter with retroactive effect as of the Effective Date.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                            Agreement to Subscribe for and Allot Shares

1.1.                                  Authorization

As of the Closing, the Company shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to fifty (50) Series C Preferred Shares of the Company, the rights, preferences, privileges and restrictions of which are set forth in the Terms and Conditions attached hereto as EXHIBIT C (the “Terms and Conditions”). Except as otherwise provided hereunder or under the Statute, all the rights, preferences, and privileges of the Series C Preferred Shares shall not exist after the IPO.

1.2.                                  Agreement to Subscribe for and Allot Series C Preferred Shares

Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to the Investor and the Investor hereby agrees to subscribe from the Company, on the Closing Date, that number of Series C Preferred Shares set forth opposite its name on SCHEDULE 1 attached hereto for the total subscription price set forth thereon (the “Total Purchase Price”).  The Series C Preferred Shares to be subscribed pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”.

2.                                            Closing; Delivery

2.1.                                  Closing

Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 3 and Section 4 of this Agreement (or the waiver thereof), the sale and purchase of Series C Preferred Shares for the Total Purchase Price as set forth on SCHEDULE 1 shall take place remotely via electronic mail or facsimile exchange of documents and signatures within four (4) Business Days following the satisfaction or waiver of closing conditions as mutually agreed in writing by the Parties, or at such other time and place as the Parties mutually agree upon orally or in writing (which time and place are designated as the “Closing” and such date as the “Closing Date”).

2.2.                                  Delivery

At the Closing, the Investor shall, against receipt of an electronic email, on or prior to Closing, of a copy of the Company’s draft register of members updated to include the Investor’s name and a written confirmation from the Company’s counsel that they have irrevocable instructions to release the certified true copy of the register of members and originals of the share certificates to the Investor as soon as reasonably practicable and no later than four (4) Business Day following Closing after Company’s receipt of the Total Purchase Price, deliver the Total Purchase Price for the Series C Preferred Shares to be subscribed for by it and shall evidence this by delivery to the Company by electronic email of a copy of the wiring transfer confirmation receipt from the bank.

3.                                            Conditions to Investor’s Obligations at the Closing

The obligations of the Investor to subscribe for Series C Preferred Shares at the Closing are subject to the fulfillment or Investor’s waiver, at or before the Closing, of the following conditions:

3.1.                                  The representations and warranties made by the Founder and the Company pursuant to Section 5 hereof shall remain true, accurate and complete in all material respects as of the Closing Date, provided that statements contained in Sections 1, 2, 3, 4, 7, 10, 12, 18, 21 and 24 of EXHIBIT A shall remain true, accurate and complete in all respects as of the Closing Date, in each case except for those representations and warranties that address matters only as of a particular date, which shall be true and accurate as of such particular date;

3.2.                                  The Founder and the Company shall have performed and complied in all respects with all agreements, obligations and conditions required in this Agreement to be performed or complied with by it prior to or on the Closing Date;

3.3.                                  The Parties have completed all necessary corporate or internal approvals and other proceedings in connection with the Transaction contemplated hereby, and have obtained all approvals, consents and waivers necessary for consummation of the Transaction contemplated by this Agreement;

3.4.                                  The Company has delivered to the Investor:

(a)                                 audited consolidated balance sheet and audited profit and loss account of the Company (including the Subsidiaries and VIE Affiliates on the consolidated basis) for the three years ended the fiscal year of 2018, together, with any notes, reports, statements or documents included in or annexed or attached to them, audited in accordance with GAAP; or

(b)                                 in the event that the financial statements as referred in (a) above are not audited in accordance with GAAP, such statements as have been the subject of review by the auditors in accordance with GAAP; or

(c)                                  a separate financial due diligence report

in all cases, for a financial period ended no more than nine (9) months prior to the Closing Date and which are satisfactory to the Investor (collectively as “Financial Statement”);

3.5.                                  The Investor, with the support from its legal counsel and other professional advisers, has completed due diligence investigation of the Company to its satisfaction;

3.6.                                  An original of the Deed of Guarantee attached hereto as EXHIBIT D (the “Guarantee Deed”) has been duly executed by the Company Guarantors;

3.7.                                  The Company has delivered to the Investor (a) written evidence of completion of registration with the relevant regulatory authorities of the Share Pledge of the Hunan Operating Entity and (b) certificates of good standing and certificates of incumbency dated no more than three (3) months prior to the Closing Date in respect of the Company and its subsidiary incorporated in the British Virgin Islands, namely YX International Holding Ltd.

4.                                            Conditions to Company’s Obligations at the Closing

The obligations of the Company hereunder with respect to the Investor are subject to the fulfillment or Company’s waiver at or before the Closing, of the following conditions:

4.1.                                  The representations and warranties made by the Investor pursuant to Section 6 hereof shall remain true, accurate and complete in all material respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which shall be true and accurate as of such particular date;

4.2.                                  The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions required in this Agreement to be performed or complied with by it prior to or on the Closing Date;

4.3.                                  The Parties have completed all necessary corporate or internal approvals and other proceedings in connection with the Transaction contemplated hereby, and have obtained all approvals, consents and waivers necessary for consummation of the Transaction contemplated by this Agreement; and

4.4.                                  The Investor shall have delivered to the Company cash in an amount equal to the Total Purchase Price in the manner described in Section 2.2, by wire transfer to the account specified in SCHEDULE 5 attached hereto.

5.                                            Representations and warranties of the Founder and the Company

5.1.                                  Except as set forth in the Disclosure Schedule, the Founder and the Company, jointly and severally, represent and warrant to the Investor that the statements contained in EXHIBIT A attached hereto are true, accurate and complete in all material respects as of the date hereof, provided that statements contained in Sections 1, 2, 3, 4, 7, 10, 12, 18, 21 and 24 of EXHIBIT A are true, accurate and complete in all respects as of the date hereof.

6.                                            Representations and warranties of the Investor

6.1.                                  The Investor represents and warrants to the Founder and the Company that the statements contained in EXHIBIT B attached hereto are true, accurate and complete in all material respects as of the date hereof.

7.                                            Undertakings and Covenants

7.1.                                  The Founder and the Company hereby jointly and severally undertake to the Investor that prior to the Closing the total outstanding balance of interest-bearing Debt (not including any Series B Preferred Shares or any repurchase, redemption or guarantee obligations or any other payment obligations in connection therewith) of the Company and Hunan Operating Entity and all their respective subsidiaries (including but not limited to the VIE Affiliates) shall not exceed US Dollar eight million (US$8,000,000);

7.2.                                  The Founder and the Company hereby jointly and severally undertake to the Investor that, commencing from the Closing Date until the earlier to occur of (i) no Series C Preferred Shares being outstanding and (ii) the consummation of an IPO:

(a)                                 the Total Purchase Price received by Company after deducting any fees and expenses (including but not limited to Costs and Expenses set forth in Section 12.12) and any taxes, shall be used for the general corporate purposes and investments in technology and infrastructure;

(b)                                 any of the Company, Hunan Operating Entity or their respective subsidiaries (including but not limited to the VIE Affiliates) shall not incur any new Debt exceeding US Dollar two million (US$2,000,000) in aggregate, nor shall any of the Company, Hunan Operating Entity or their respective subsidiaries (including but not limited to the VIE Affiliates) attach any new security interest or liens to its equity or assets without prior written consent of the Investor;

(c)                                  the Company will notify the Investor of any Material Decision in writing in advance. If the Investor responds within seven (7) days to the effect it does not agree to such Material Decision and the Company proceeds with such Material Decision, the Investor may request the Company to redeem its outstanding Series C Preferred Shares in accordance with Section 7.4 hereunder and in the time and manner as set out in the Terms and Conditions;

(d)                                 the Founder shall own no less than 51% of the voting rights of the Company any time prior to an IPO (on a fully diluted and as converted basis as if all Preferred Shares have been fully converted into Ordinary Shares).  If the Founder’s voting rights fall below 51% before an IPO, the Investor has the right to require the Company to redeem its outstanding Series C Preferred Shares in accordance with Section 7.4 hereunder and in the time and manner as set out in the Terms and Conditions;

(e)                                  the Company will notify the Investor co-investment opportunities in delinquent loan portfolios that the Company may decide, at its sole discretion, to purchase from time to time.  Without adverse impact on the Company’s ordinary course of business, the Company shall notify the Investor of  co-investment opportunities in any delinquent loan portfolio that require an investment amount of not less than US Dollar ten million (US$10,000,000); provided that, the Investor shall deliver its decision to co-invest in such delinquent loan portfolio in writing to the Company within thirty (30) days (or shorter period if required by the seller of such delinquent loan portfolio) from the date of the Company’s notice of such co-investment opportunity.  If the Investor fails to provide the written notice of decision to the Company within thirty (30) days (or shorter period if required by the seller of such delinquent loan portfolio) after the Company’s notice of such co-investment opportunity, such right to co-invest shall be forfeited and will not be reinstated.  The percentage of interest for which the Investor may subscribe in the delinquent loan portfolios will be agreed by the Investor and the Company on a deal-by-deal basis; and

(f)                                   except otherwise provided hereunder, the Company shall not make any distributions of dividends or make any other form of distributions including a loan to the Ordinary Shares Holders without the prior written consent of the Investor.

7.3.                                  The Company hereby covenants to the Investor that, commencing from the Closing Date until the earlier to occur of (i) no Series C Preferred Shares being outstanding and (ii) the consummation of an IPO, absent a Force Majeure Event, the Company shall maintain at least the following financial indicators, which will be prepared upon Investor’s prior written request together with the annual consolidated financial statements and where available and relevant, unaudited quarterly consolidated financial statements of the Company prepared in accordance with Section 8.1 of this EXHIBIT C:

(a)                                 Total Debt ÷ EBITDA < 2.0;

(b)                                 Net Debt ÷ EBITDA < 1.5;

(c)                                  EBITDA ÷ Interest > 7.0;

(d)                                 Net Debt ÷ Cash Flow From Operation < 1.5;

(e)                                  Net Assets ÷ Total Assets > 40%; and

(f)                                   Adjusted Shareholder Equity > RMB¥350,000,000;

provided that the above financial indicators under this Section 7.3 shall be calculated excluding the influence from the Series B Preferred Shares, including but not limited to the issuance, conversion, redemption, transfer or assignment of the Series B Preferred Shares, and any other factors that would change the results of the above financial indicators in connection with the Series B Preferred Shares.

The capitalized terms used but not otherwise defined under this Section 7 shall have the meaning defined as follows:

“Adjusted Shareholder Equity” means the consolidated total net equity of the Company less intangible assets and off-balance sheet contingent liabilities (not including non-cancelable operating lease obligations as disclosed in the consolidated financial statements) of a fiscal year shown on the consolidated financial statements prepared in accordance with Section 8.1 of this EXHIBIT C.

“Cash” means the total cash, bank deposit, fully marketable securities of the Company and any other cash equivalents and liquid funds of the Company whether or not required to be disclosed on the financial statements of the Company.

“Cash Flow From Operation” means the total cash flow from operating activities of the Company calculated based on the annual consolidated financial statements prepared in accordance with Section 8.1 of this EXHIBIT C.

“Debt” means, without duplication, any indebtedness of a Person in respect of borrowed money; or any obligation by the Person to guarantee Debt of another Person; provided that Debt shall be calculated on a consolidated basis in respect of the Company; provided further that the following will not be considered Debt of the Company, the Subsidiaries or the VIE Affiliates for the purpose of this Agreement:

(i)                                     the outstanding Series B Preferred Shares of the Company and any repurchase, redemption or guarantee obligations or any other payment obligations in connection therewith;

(ii)                                  the issuance of capital stock to other investors including but not limited to preferred stock (including Series A Preferred Shares), provided that the preferred shares issued after the Closing Date that are subject to redemption obligation by the Company shall be included as Debt of the Company on a consolidated basis;

(iii)                               Debt associated with bonds or surety obligations as required by a bank or other financial institution in respect of current portfolio business in the ordinary course of business of the Company, the Subsidiaries, the VIE Affiliates or their respective affiliates and subsidiaries (other than in respect of delinquent loan portfolio investment); and

(iv)                              accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than 120 days past the date of invoice or delinquent.

Notwithstanding the foregoing, for the purpose of calculating the financial covenants as set forth in Section 7.3 of this Agreement, the Debt will include the outstanding Series C Preferred Shares of the Company.

“EBITDA” means the earnings before interest, tax, depreciation and amortization of the Company (excluding any non-operating and extraordinary items, option-related accounting adjustments, or employee benefit plan related costs) calculated based on annual consolidated financial statements.

“Interest” means the interest payment of the Company as disclosed on the consolidated financial statements prepared in accordance with Section 8.1 of this EXHIBIT C.

“Net Assets” means total assets minus total liabilities as disclosed on the consolidated financial statements prepared in accordance with Section 8.1 of Exhibit C hereof.

“Net Debt” means interest-bearing Debts minus total Cash of the Company.

“Total Assets” means total assets of the Company as disclosed on the consolidated financial statements prepared in accordance with Section 8.1 of this EXHIBIT C.

“Total Debt” means total Debts of the Company.

Any financial statements or financial information provided pursuant to this Section 7.3 and Section 8.1 of the Exhibit C hereto shall (i) be prepared in accordance with GAAP consistently applied, save to the extent expressly disclosed in such financial statements or financial information; and (ii) give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations (consolidated in the case of the Company) for the period to which they relate, save to the extent expressly disclosed in such financial statements or financial information.

7.4.                                  Prior to an IPO, in the event that the Founder and/or the Company have failed to conform to any of the undertakings and covenants contained in above Section 7.2 and Section 7.3 and below Section 7.6 (the “Undertakings and Covenants”), the Founder and/or the Company shall provide written notice of the non-conformity of any Undertakings and Covenants to the Investor, and within seven (7) days after receipt of such written notice, the Investor shall either (i) respond to the effect it waives such non-conformity or (ii) respond to the effect it does not waive such non-conformity and then as a result, the Investor may exercise its Redemption Option in accordance with Section 7.1 of the EXHIBIT C hereto; if the Investor does not respond or exercise its Redemption Option within seven (7) days, it shall be deemed to have waived such non-conformity and its right to redeem shares in connection with such non-conformity.  The Investor’s right to exercise the Redemption Option pursuant to this Section 7.4 shall terminate upon the consummation of an IPO save that (A) the Investor’s right to exercise the Redemption Option for a breach of Section 7.6 and pursuant to Section 3.5 of the EXHIBIT C hereto shall not so terminate and shall survive IPO until the Mandatory Redemption Date; and (B) the Investor’s right to so exercise the Redemption Option pursuant to this Section 7.4, shall not terminate in the event of fraud or material mis-representation on the part of the Company and/or the Founder in connection with the Redemption Option.

7.5.                                  Without prejudice to Section 7.4 above, all and any of the Undertakings and Covenants and redemption rights in connection therewith shall terminate automatically upon the earlier to occur of (i) no Series C Preferred Shares being outstanding and (ii) the consummation of an IPO.

7.6.                                  After an IPO under Securities Act, if any, upon a written request of the Investor, the Company shall consent to and use its commercially reasonable best efforts to facilitate and take all other actions required to enable the deposit of any or all of the Conversion Shares with the depositary for the issuance, as soon as practicable after the written request by the Investor, of American depositary shares of the Company representing such Conversion Shares in accordance with the applicable deposit agreement between the Company and the depositary.

8.                                            Board Observer

8.1.                                  With at least seven (7) Business Days prior written notice, the Investor may appoint an observer to the Board Meeting of the Company (the “Company Board Observer”), to observe relevant documents that are made available to the directors present in such Board Meeting.  Such Company Board Observer shall receive the same notice of and have access to the same information that is made available to such Board Meeting.  For the avoidance of doubt, the Company Board Observer shall have no right to vote on any matters on the Board Meeting she/he observes.

8.2.                                  With at least seven (7) Business Days prior written notice, the Investor may appoint an observer to the Board Meeting of any of the VIE Affiliates or Subsidiaries that are crucial to the VIE Structure (the “VIE Affiliates Board Observer”), to observe relevant documents that are made available to the directors present in such Board Meeting.  Such VIE Affiliates Board Observer shall receive the same notice of and have access to the same information that is made available to such Board Meeting.  With at least seven (7) Business Days prior written notice and no later than Seven (7) days after such Board Meetings, the VIE Affiliates Board Observer may request a written confirmation from the Board Meeting they observe that the resolutions adopted therein will not change the ownership of VIE Affiliates or cause the VIE Agreement invalid under applicable laws.  For the avoidance of doubt, the VIE Affiliates Board Observer shall have no right to vote on any matters in the Board Meetings she/he observes.

8.3.                                  Notwithstanding anything to the contrary, Section 8.1 and 8.2 shall terminate automatically upon consummation of an IPO, and the Investor shall have no right to appoint any Company Board Observer or VIE Affiliates Board Observer after the IPO.

9.                                            Default and Default Interest

9.1.                                  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 The Company shall fail to redeem the outstanding Series C Preferred Shares of the Investor after the Investor has exercised its Redemption Option pursuant to Section 7.4 of this Agreement, Section 1.3, 3.3(ii) and 7.1 of the EXHIBIT C hereof, Section 3 of the Guarantee Deed, or after the occurrence of Mandatory Redemption pursuant to Section 6 of the EXHIBIT C hereof; and

(b)                                 A Party shall fail to make any payment in respect of any payment obligation under this Agreement when and as the same shall become due and payable.

For the avoidance of doubt, any delay or failure to redeem the outstanding Series C Preferred Shares by the Company, regardless of the reason for the delay or failure of redemption, shall constitute an Event of Default and the Company shall be liable for paying the default interest as set out in Sections 9.2 and 9.3.

9.2.                                  In the event of an Event of Default under Section 9.1(a) or Section 9.1(b), the defaulting party shall be liable for paying ten percent (10%) per annum compounded monthly on all outstanding amounts due from the date of such payment become due and payable until repayment in full.

9.3.                                  In the event of Company’s default under Section 9.1(a) and default interest has accrued pursuant to above Section 9.2, such accrued default interest shall be paid together with the Mandatory Redemption Price or Optional Redemption Price upon the redemption is completed by the Company.  For the avoidance of doubt, if all outstanding and accrued default interest has been paid together with the Mandatory Redemption Price or Optional Redemption Price by the Company upon completion of redemption, such default interest shall be deemed to have been paid off simultaneously by the Company.

9.4.                                  This Section 9 shall not terminate upon consummation of IPO.

10.                                     Termination

10.1.                           This Agreement shall take effect as of the date of this Agreement and shall continue to be in effect until terminated as follows:

(a)                                 at any time by written agreement of the Parties;

(b)                                 pursuant to Section 12.15 hereof, Closing does not occur prior to the Long Stop Date, this Agreement shall automatically terminate immediately without further notice to any Party, unless otherwise extended by the Parties according to Section 12.15 hereof;

(c)                                  in the event that a Party breaches this Agreement, which results in a failure of fulfilling the purpose of this Agreement, the non-breaching Party shall have the right to terminate this Agreement and other then executed Transaction Documents; or

(d)                                 in the event that there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or any governmental or regulatory authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, any Party may terminate this Agreement immediately without further notice to any other Parties.

10.2.                           In the event of the termination of this Agreement in accordance with this Section 10.1, this Agreement shall, absent fraud, forthwith become void and there shall be no liability on the part of any Party hereto; provided that termination of this Agreement shall not affect the exercise of the right of the Party to pursue the liability of the other

Party for breach of contract or other liabilities under this Agreement; provided further that Section 11 (Confidentiality), Section 12.1 (Governing Law), Section 12.4 (Notices), Section 12.11 (Dispute Resolution), Section 12.12 (Costs and Expenses) and Section 12.14 (Rights of Third Parties) shall remain in full force and effect following the termination of this Agreement.

11.                                     Confidentiality

11.1.                           Each Party shall, and shall cause any Person who is controlled by such Party to, keep confidential the existence and content of this Agreement and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from the other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) unless the Parties shall mutually agree otherwise; provided that any Party may permit the disclosure of the Confidential Information:

(a)                                 to the extent required by applicable laws or the rules of any stock exchange or other regulatory authorities; provided that such Party shall, where practicable and to the extent permitted by applicable laws, provide the other Party with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Party) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by the other Party;

(b)                                 to its officers, directors, employees, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each person to whom any Confidential Information is so disclosed as to the confidential nature thereof;

(c)                                  under any circumstances, by the Company or the Investor to its auditors, counsel, directors, officers, employees, fund manager, shareholders, partners or investors

(d)                                 the Confidential Information does not include information that:

(i)                             was already in the possession of the receiving Party before such disclosure by the disclosing Party;

(ii)                          is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 11.1; or

(iii)                       is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party.

12.                                     Miscellaneous

12.1.                           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

12.2.                           Successors and Assigns

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Parties hereto, and their successors, assigns, heirs, executors and administrators whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations therein may not be assigned by the Parties hereto without the consent of the other Parties; provided that any and all rights given to the Investor in respect of the Series C Preferred Shares or rights attaching to the Series C Preferred Shares shall be capable of assignment to any purchaser of the Series C Preferred Shares by notice in writing to the Company.

12.3.                           Entire Agreement.

This Agreement, and the schedules and exhibits hereto, constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

12.4.                           Notices

Except as otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been promptly given (i) when hand delivered to the other Party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) when sent by email, provided there is no notification of non-delivery; (iv) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party at the addresses set forth herein; or (v) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties at the addresses set forth herein with next business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

If to the Company or the Founder:

Attention:	Man Tan (谭曼)
Address:	[ ]
Fax number:	[ ]
Email:	[ ]

If to the Investor:

Attention:	Yugeng Sun (孙毓耕)
Address:	[ ]
Fax number:	[ ]
Email:	[ ]

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses or email addresses given above, or designate additional addresses or email addresses, for purposes of this Section 12.4 by giving, the other Party written notice of the new address or email address in the manner set forth above.

12.5.                           Amendments and Waivers

Any term of this Agreement may be amended only with the written consent of all of the Parties hereto.  Any amendment or waiver effected in accordance with this Section 12.5 shall be binding upon all of the Parties hereto, and their respective assigns.

12.6.                           Delays or Omissions

No delay or omission in exercising any right, power or remedy accruing to any Party hereto, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall it be construed to be a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach of default under this Agreement or any waiver on the part of any Party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.7.                           Interpretation; Titles and Subtitles

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits hereof.

12.8.                           Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.9.                           Severability

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the Transaction contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

12.10.                    Further Assurances

Each Party shall make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances, which may reasonably be required to effect the Transaction contemplated hereby.

12.11.                    Dispute Resolution

(a)                                 Negotiation Between Parties

The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 12.11(b) shall apply.

(b)                                 Arbitration

In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 12.11(a) above, such dispute shall be referred to and be settled by arbitration at the Hong Kong International

Arbitration Centre (“HKIAC”) in accordance with the arbitration rules then in effect, which rules are deemed to be incorporated by reference into this Section 12.11(b).  The arbitration tribunal shall consist of three arbitrators; one of whom shall be appointed by the Company, one of whom shall be appointed by the Investor, and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by HKIAC.

12.12.                    Costs and Expenses

(a)                                 If the Transaction contemplated hereby is ultimately consummated, fifty percent (50%) of all miscellaneous and out of pocket expenses (including, without limitation, security-related fees such as stamp duty on transfer or registration of security hereunder (if any)) incurred in the due diligence, preparation, negotiation, arrangement, and execution of the Transaction (the “Costs and Expenses”) shall be borne by the Company, and the other fifty percent (50%) of the Costs and Expenses shall be borne by the Investor, provided that in any event the Company shall pay no more than US Dollar Forty Thousand (US$40,000) for all the Costs and Expenses.  Upon Investor’s written request for reimbursement of the Costs and Expenses that should be borne by the Company pursuant to this Section 12.12(a) but initially paid by the Investor, subject to any fee caps and any other rights or obligations hereof, the Company shall immediately reimburse such Costs and Expenses to the Investor, provided that the Investor has provided reasonable prior written notice to the Company with respect to such reimbursement request.

(b)                                 If prior to the Long Stop Date, any Party decides not to proceed with the Transaction by delivering an prior written notice to the other Parties, and the due diligence results show no material discrepancies from the information that has been provided by the Company to the Investor pursuant to the Due Diligence List, the Party that decides not to proceed with the Transaction shall bear all the aforementioned Costs and Expenses.  If the due diligence results have material discrepancies from the information that has been provided by the Company to the Investor pursuant to the Due Diligence List, as a result, the Investor decides not to proceed prior to the Long Stop Date, then the Company shall bear all the Costs and Expenses incurred in connection with the Transaction contemplated hereunder.  For the avoidance of doubt, any termination of this Agreement pursuant to Section 10.1(a), Section 10.1(b) or Section 10.1(d) of this Agreement shall not give any Party the right to claim for Costs and Expenses from other Parties pursuant to this Section 12.12.

(c)                                  Notwithstanding the foregoing, the Investor shall obtain prior written consent from the Company and the Founder before any incurrence of any single item of cost or expenses exceeding US Dollar ten thousand (US$10,000).

12.13.                    Taxes

The Investor shall be responsible for payment of any taxes, fees or similar charges it shall bear for any dividends, proceeds or redemption amount received related to the Purchased Shares required by applicable law, which shall be paid by the Investor on or prior to the payment or other event that results in taxable income in respect of the dividends, proceeds or redemption amount.  All amounts payable by Company shall be made without withholding or deduction for or on account of any taxes, duties or governmental charges of the Company.

12.14.                    Rights of Third Parties

The terms of this Agreement are intended solely for the benefit of each Party hereof and its respective successors or permitted assigns. Save as expressly provided hereby, the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) shall not apply to this Agreement and no person other than the Parties hereof (and their respective successors or permitted assigns) shall have any rights under it, nor shall it be enforceable by any person other than the Parties (and their respective successors or permitted assigns) to it. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

12.15.                    Long Stop Date

If the Closing has not occurred on or prior to August 16, 2019 (the “Long Stop Date”), this Agreement shall automatically terminate immediately in accordance with Section 10 hereof, unless otherwise agreed by the Parties in writing to extend the Long Stop Date.

12.16.                    Language

This Agreement is written in both English and Chinese.  Both versions shall be deemed binding originals and have equal legal effect.

12.17.                    Continuing effect

For the avoidance of doubt, the provisions in Section 11 and 12 (other than Section 12.15) shall not lapse upon time of IPO.

12.18.                    Corruption Practices

Each Party acknowledges that it is familiar with and compliant with the FCP Legislation, and agrees that at all times whilst the Investor is a shareholder in the Company, it will and will procure that its affiliates (and in the case of the Founder and the Company, the Subsidiaries and the VIE Affiliates) and their incumbent respective officers, directors, employees and agents will, remain compliant with the FCP

Legislation and not undertake any act or make any forbearance which would constitute a violation of such FCP Legislation. “FCP Legislation” means (i) the provisions of the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and (ii) sanctions administered by the Office of Foreign Assets Control (“OFAC”) by the U.S. Treasury Department, and any Laws applicable to them which implement the provisions of such convention or sanctions.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

YX ASSET RECOVERY LIMITED

/s/ Man Tan
Name: Man Tan
Title: Director

FOUNDER:

Man Tan

/s/ Man Tan

INVESTOR:

EP Next China Fund I, LLC

Signed By:

SHENZHEN EP NEXT EQUITY
INVESTMENT MANAGEMENT
LIMITED LIABILITY PARTNERSHIP

Its Manager

/s/ Paul E. Viera
Name: Paul E. Viera
Title: Manager of the General Partner

Signature Page to Series C Preferred Shares Purchase Agreement

SCHEDULE 1

INVESTOR SCHEDULE

（AS OF CLOSING DATE）

Investor	Number of Series C Preferred Shares Subscribed	Total Purchase Price
EP Next China Fund I, LLC	Fifty (50)	US$5,000,000.00

SCHEDULE 2

DEFINITIONS

Adjusted Shareholder Equity	has the meaning defined in Section 7.3 hereof.

affiliate(s)

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In respect of individuals, it means his/her immediately family members. In respect of the Investor, it refers to the subsidiaries of the Investor or the holding company of the Investor or any other subsidiaries of that holding company, including any of the Related Funds.

Agreement	has the meaning defined in the preamble hereof.

AMR	means the State Administration for Market Regulation of the PRC or its local branches.

Audited Net Earnings

means the audited consolidated net earnings of the Company of a fiscal year (adjusted for any one-time and extraordinary items and excluding employee benefit plan related costs) shown on the audited consolidated financial statements of the Company.

Average Stock Price	has the meaning defined in Section 3.2 of EXHIBIT C hereof.

Board	means the board of directors of the Company.

Board Meeting	means any meeting of the Board, whether in person or by telephone, as convened from time to time in accordance with Laws and the provisions of the Restated Articles.

Business Day

means any day other than: (a) a Saturday or Sunday; (b) a public holiday of PRC, Hong Kong, New York of the U.S., Singapore, the British Virgin Islands and/or Cayman Islands; and (c) a day on which banks in PRC and Hong Kong are closed for business.

Cash	has the meaning defined in Section 7.3 hereof.

Cash Flow From Operation	has the meaning defined in Section 7.3 hereof.

Closing	has the meaning defined in Section 2.1 hereof.

Closing Date	has the meaning defined in Section 2.1 hereof.

Company	has the meaning defined in the preamble hereof.

Company Board Observer	has the meaning defined in Section 8.1 hereof.

Company Guarantors

means the Subsidiaries that will provide a guaranty of the obligations of the Company hereunder pursuant to the Guarantee Deed which will be executed by such Subsidiaries and the Investor prior to or at the Closing.

Confidential Information	has the meaning defined in Section 11.1 hereof.

Consecutive Stock Price	has the meaning defined in Section 3.2 of EXHIBIT C hereof.

Control

of a given Person means the power of authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

Conversion Option	has the meaning defined in Section 3.1 of EXHIBIT C hereof.

Conversion Shares

means such number of Ordinary Shares which the holder of the Series C Preferred Shares is entitled to after it exercises its Conversion Options or after occurrence of the Mandatory Conversion under this Agreement; provided that, after or upon an IPO, the Conversion Shares shall be designated as the same class of Ordinary Shares as that converted from the Series A Preferred Shares will be designated upon IPO; for the avoidance of doubt, the right to register the Conversion Shares pursuant to Section 7.6 hereof and Section 3.5 of the Exhibit C hereto is preserved after such designation.

Costs and Expenses	has the meaning defined in Section 12.12 (a) hereof.

Debt	has the meaning defined in Section 7.3 hereof.

Disclosure Schedule	means the Disclosure Schedule as EXHIBIT A-1 hereof.

Due Diligence List	means a due diligence list the Investor provides to the Company before the beginning of the due diligence investigation of the Company for this Transaction.

EBITDA	has the meaning defined in Section 7.3 hereof.

Effective Date	has the meaning defined in the preamble hereof.

Equity Equivalents

means, with respect to any Person, any and all shares, interests, participations, registered capital or other equivalents (however designated) of equity capital of such Person (or any of the Subsidiaries, as the case may be) and any rights to acquire the foregoing, including, without limitation, any rights to acquire securities exercisable for, convertible into or exchangeable for the foregoing and, as to the Company, includes, without limitation, the Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

FCP Legislation	has the meaning defined in Section 12.18 hereof.

Financial Statement	has the meaning defined in Section 3.4 hereof.

First ROFR Period	has the meaning defined in Section 9.3 of EXHIBIT C hereof.

Force Majeure Event

any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance.

Founder	has the meaning defined in the preamble hereof.

GAAP	means United States generally accepted accounting principles as in effect from time to time.

Guarantee Deed	has the meaning defined in Section 3.6 hereof.

HKIAC	has the meaning defined in Section 12.11(b) hereof.

Hong Kong	means the Hong Kong Special Administrative Region of the People’s Republic of China.

Hunan Operating Entity	has the meaning given to it in SCHEDULE 4 hereof.

Information Rights	has the meaning defined in Section 8.1 of EXHIBIT C hereof.

Information Technology	means all computer systems, communications systems, software and hardware.

Intellectual Property

means trademarks, service marks, trade names, goodwill, domain names, trade dress, logos, get-up and other source identifiers, patents, inventions, utility models, registered and unregistered design rights, copyrights, software, semi-conductor topography rights, mask works, database rights, trade secrets, knowhow, technical and business information and all other similar proprietary rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

Interest	has the meaning defined in Section 7.3 hereof.

Internal Rate of Return	means using the Microsoft Excel “XIRR” formula function or a similar computer model agreed to by the Company and the Investor to achieve the target return of 12.5%.

Investor	has the meaning defined in the preamble hereof.

IPO	means the initial public offering of the Company’s shares.

Knowhow	means confidential industrial and commercial information and techniques in any form (including paper, electronically stored data,

magnetic media, film or microfilm) including without limitation recipes, dish designs, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

Laws	has the meaning defined in Section 18.1 of EXHIBIT A hereof.

Long Stop Date	has the meaning defined in Section 12.15 hereof.

Mandatory Conversion	has the meaning defined in Section 3.4 of EXHIBIT C hereof.

Mandatory Redemption	has the meaning defined in Section 6.1 of EXHIBIT C hereof.

Mandatory Redemption Date	has the meaning defined in Section 6.1 of EXHIBIT C hereof.

Mandatory Redemption Price	has the meaning defined in Section 6.1 of EXHIBIT C hereof.

Material Adverse Change	has the meaning defined in Section 11 of EXHIBIT A hereof.

Material Adverse Effect

means a material adverse effect on (a) the business or financial condition of the Company or any of the Subsidiaries or VIE Affiliates, taken as a whole (b) the validity or enforceability of (i) this Agreement, or any Transaction Documents or (ii) the rights or remedies of the Investor hereunder or thereunder, or (c) the ability of the Company to consolidate the financial results of the Subsidiaries and VIE Affiliates; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” for purposes of this Agreement, the results and consequences of the following events, occurrences, condition or change shall not be taken into account: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or any of the Subsidiaries or VIE Affiliates operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v)

any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Investor; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof;

Material Contracts	has the meaning defined in Section 10.1 of EXHIBIT A hereof.

Material Decision

means any decision that will cause any material changes to the ownership of any of the VIE Affiliates, or to any of the VIE Agreements, as well as any decisions related to investments, divestments, sale of assets or acquisitions that may cause at least a 25% change to the Company’s consolidated net assets or revenue.

Net Debt	has the meaning defined in Section 7.3 hereof.

OFAC	has the meaning defined in Section 12.18 hereof.

Offered Shares	has the meaning defined in Section 9.2 of EXHIBIT C hereof.

Operating Entity	has the meaning given to it in SCHEDULE 4 hereof.

Optional Redemption Price	has the meaning defined in Section 7.1.1 of EXHIBIT C hereof.

Ordinary Shares	means ordinary shares of the Company, with par value of US$0.001 per share.

Ordinary Shares Holder	means the holder of outstanding Ordinary Shares of the Company.

Person	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

Post-IPO Option Date	has the meaning defined in Section 3.2 of EXHIBIT C hereof.

PRC	means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Taiwan, and Macau).

Preferred Shares	has the meaning defined in Section 2.1(b) of EXHIBIT A hereof.

Pre-Money Valuation	has the meaning defined in Section 2.1 of EXHIBIT C hereof.

Purchased Shares	has the meaning defined in Section 1.2 hereof.

Redemption Option	has the meaning defined in Section 7.1.1 of EXHIBIT C hereof.

Redemption Request	has the meaning defined in Section 7.1.1 of EXHIBIT C hereof.

Restated Articles	means the amended and restated memorandum and articles of association of the Company.

Restricted Shares	has the meaning defined in Section 9.2 of EXHIBIT C hereof.

RMB	means Ren Min Bi, the currency of the PRC.

sale and purchase of Series C Preferred Shares	means the allotment and issue of Series C Preferred Shares pursuant to and subject to the terms herein

Second ROFR Period	has the meaning defined in Section 9.3 of EXHIBIT C hereof.

Securities Act	means the 1933 Securities Act of the United States, as amended, and the rules and regulations thereunder.

Series A Preferred Shares	has the meaning defined in Section 2.1(b) of EXHIBIT A hereof.

Series B Preferred Shares	has the meaning defined in Section 2.1(b) of EXHIBIT A hereof.

Series C Conversion Price	has the meaning defined in Section 2.1 of EXHIBIT C hereof.

Series C Original Purchase Price	means the original purchase price per share of the Series C Preferred Shares, which equals to US$100,000.00.

Series C Preferred Holder	means the holder of outstanding Series C Preferred Shares of the Company.

Series C Preferred Shares	has the meaning defined in Section 2.1(b) of EXHIBIT A hereof.

Share Pledge of the Hunan Operating Entity	Means the pledge establishment with AMR with respect to pledging the shares of Hunan Operating Entity to WFOE under the VIE Agreements.

Statute	means the Companies Law (2018 Revision), as amended, of the Cayman Islands.

Subsidiaries	means the companies listed in SCHEDULE 3 hereof.

Terms and Conditions	has the meaning defined in Section 1.1 hereof.

Total Assets	has the meaning defined in Section 7.3 hereof.

Total Debt	has the meaning defined in Section 7.3 hereof.

Total Purchase Price	has the meaning defined in Section 1.2 hereof.

Transaction	means the transactions completed in accordance with the Transaction Documents for the purpose of the sale and purchase of Series C Preferred Shares.

Transaction Documents	means this Agreement, the Guarantee Deed, and all schedules and exhibits attached thereto and hereto.

Transferor	has the meaning defined in Section 9.2 of EXHIBIT C hereof.

Transfer / Transferred	has the meaning defined in Section 9.2 of EXHIBIT C hereof.

Transfer Notice	has the meaning defined in Section 9.2 of EXHIBIT C hereof.

U.S.	means the United States of America.

US$	means the United States dollar.

VIE Affiliates	means the entities listed in SCHEDULE 4 hereof.

VIE Affiliates Board Observer	has the meaning defined in Section 8.2 hereof.

VIE Agreements	means a series of agreements entered into by and among the Founder, the Operating Entity and the WFOE, through which the Company indirectly controls 100% equity interests of the Operating Entity.

VIE Structure

means a variable interest entities structure, i.e., the Company indirectly controls 100% equity interests of the Operating Entity by means of the VIE Agreements in order to obtain all the profits from the Operating Entity.

WFOE	has the meaning given to it in SCHEDULE 3 hereof.

EXHIBIT A

REPRESENTATIONS AND WARRANTIES OF FOUNDER AND COMPANY

1.                                      Organization, Good Standing, and Qualification

The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. The shareholding structure of the Company as of the Effective Date is set forth in SCHEDULE 6 attached to this Agreement (not including holder of Series B Preferred Shares).

2.                                      Capitalization

2.1.                            The authorized capital of the Company consists, immediately prior to the Closing, of:

(a)                                97,939,850 Ordinary Shares, at US$0.001 par value per share, of which 7,940,000 Ordinary Shares are issued and outstanding.

(b)                                2,060,150 Preferred Shares, at US$0.001 par value per share (the “Preferred Shares”), of which (i) 2,060,000 have been designated as convertible redeemable series A preferred shares (“Series A Preferred Shares”), 2,060,000 of which have been issued and outstanding; (ii) 100 have been designated as convertible redeemable series B preferred shares (“Series B Preferred Shares”), 100 of which have been issued and outstanding; and (iii) 50 have been designated as convertible redeemable Series C preferred shares (“Series C Preferred Shares”).  No Series C Preferred Shares are issued and outstanding.

2.2.                            All issued and outstanding Equity Equivalents of the Company have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with all applicable laws concerning the issuance of securities, and are held free and clear of all liens.  Except as otherwise provided or disclosed hereunder, in the Restated Articles or the rights and privileges of the Series A Preferred Shares and Series B Preferred Shares, there are (i) no other Equity Equivalents of the Company outstanding, (ii) no outstanding options, warrants or other rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the subscription, purchase or acquisition from the Company of any of its Equity Equivalents, (iii) no obligations (contingent or otherwise) of the Company to purchase, redeem or otherwise acquire any shares of its Equity Equivalents or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) no contracts which affect or relate to the Equity Equivalents or management or funding of the Company.  The delivery of a certificate or certificates at Closing representing the Purchased Shares in accordance with this Agreement will transfer to the Investor good and valid title to such Purchased Shares, free and clear of all liens, and such Purchased Shares shall be duly authorized, validly issued, fully paid and non-assessable, with such rights, privileges and preferences attaching as stated in the Restated Articles.  No Equity Equivalents of the Company are, or have ever been, listed on any stock exchange in any jurisdiction.

3.                                      Due Authorization

3.1                               All corporate action required to be taken by the Company’s board of directors and shareholders in order to authorize the Company to enter into the Transaction Documents to which the Company is a party, and to issue the Series C Preferred Shares at the Closing, has been taken or will be taken prior to the Closing.

3.2                               Save for the holders of Series A Preferred Shares who have rights of participation over new issuance of securities of the Company as set out in the Restated Articles of the Company and where such holders of Series A Preferred Shares have duly waived their respective rights of participation with respect to the Transaction, no other Person has any pre-emptive or similar rights over the Series C Preferred Shares to be issued pursuant to this Agreement.

4.                                      Valid Issuance of Series C Preferred Shares and Ordinary Shares

4.1.                            The Series C Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement and following receipt of the Total Purchase Price by the Company, will be duly and validly authorized and issued, credited as fully paid and non-assessable. The Series C Preferred Shares will be issued in compliance with applicable securities laws.

4.2.                            The Conversion Shares when issued upon conversion of Series C Preferred Shares, will be duly and validly authorized and issued, credited as fully paid and non-assessable and rank pari passu with the then Ordinary Shares which are and will be eligible for conversion into American depositary shares, if applicable, for trading upon the Company’s IPO. The Conversion Shares and/or American depository shares will be issued in compliance with applicable securities laws.

4.3.                            All issued and outstanding shares of the Company are duly and validly authorized and issued, credited as fully paid and non-assessable, have been issued in accordance with all applicable laws, the Restated Articles and any relevant securities laws or pursuant to valid exemptions therefrom.

5.                                      Due Diligence

All information provided to the Investor prior to and as of the Closing Date pursuant to the Due Diligence List is true, accurate and complete.

6.                                      Subsidiaries and VIE Affiliates

6.1.                            Each Subsidiary of the Company and VIE Affiliates has full corporate power and authority and full legal capacity to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease, as applicable, its assets and properties. Each Subsidiary of the Company and VIE Affiliates is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, and is capable of suing and being sued in its own name.  The business license and other organizational documents of the Company and each of the Subsidiaries and VIE Affiliates comply with requirements of applicable laws and have been approved by the competent governmental or regulatory authority (if applicable) and, if required, registered at the local administration for industry and commerce.

6.2.                            Except as disclosed in writing or in EXHIBIT A-1 hereof or in connection with the VIE Structure, there are (i) no options, warrants or other rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from any of the Company’s Subsidiaries or VIE Affiliates of any of their Equity Equivalents, (ii) no obligations (contingent or otherwise) of any of the Company’s Subsidiaries or VIE Affiliates to purchase, redeem or otherwise acquire any shares of its Equity Equivalents or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iii) no contracts which affect or relate to the Equity Equivalents or management or funding of any of the Company’s Subsidiaries or VIE Affiliates.

6.3.                            No Equity Equivalents of any of the Company’s Subsidiaries or VIE Affiliates are, or have ever been, listed on any stock exchange in any jurisdiction.

7.                                      Governmental Approvals and Filings

Except as disclosed in writing or in EXHIBIT A-1 hereof, the Company and each of the Subsidiaries and VIE Affiliates has all licenses, approvals, consents and authorizations necessary to own, develop, construct, use, lease,  manage and operate its assets and properties and for the conduct of its business as currently conducted and as currently proposed to be conducted.  No such Person is, or has received any notice that it is, in breach of or default (with or without notice or lapse of time or both) under any such licenses, approvals, consents or authorizations, and there is no reason to believe such licenses, approvals, consents or authorizations shall be varied, suspended, cancelled, revoked or not renewed upon expiry on substantially the same terms.  No license, consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Founder, the Company or any of the Subsidiaries or VIE Affiliates is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

8.                                      Books and Records

The minute books and other similar records of the Company and each of the Subsidiaries and VIE Affiliates contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders and the boards of directors (and committees thereof), all in accordance with applicable laws, and such minute books for the latest three (3) fiscal years have been made available to the Investor prior to the execution of this Agreement.  The register of members and other similar records of the Company and the Subsidiaries accurately reflect all issuances, transfers and cancellations of shares of the capital stock of the Company and the Subsidiaries and VIE Affiliates prior to the execution of this Agreement, each of which was made in accordance with applicable laws and has been made available to the Investor prior to the execution of the Agreement.  All returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental or regulatory authority in respect of the Company or any of the Subsidiaries or VIE Affiliates have been properly filed or delivered.

9.                                      Financial Statements

All financial statements of the Company (including the Subsidiaries and VIE Affiliates on a consolidated basis) provided by the Company to the Investor on or before Closing (i) were prepared in accordance with the applicable accounting principal (as in effect from time to time, consistently applied throughout the specified period and in the immediately prior comparable period), (ii) fairly present the financial condition and results of operations of the Company and each of the Subsidiaries and VIE Affiliates as of the date thereof and for the period covered thereby, and (iii) were compiled from the books and records of the Company and each of the Subsidiaries and VIE Affiliates regularly maintained by management and used to prepare the financial statements of the Company (including the Subsidiaries and VIE Affiliates on a consolidated basis) in accordance with the principles stated therein.  Full provision or reserve has been made in the financial statements for all taxes, including deferred or provisional taxes in respect of the accounting period ended on or before the date of the financial statements, for which the Company or any of the Subsidiaries or VIE Affiliates was then or might at any time thereafter become or has become liable. The financial results of the VIE Affiliates are consolidated into the consolidated financial statements of the Company.

10.                               Material Contracts

10.1.                     All agreements, contracts, leases, licenses, mortgages, indentures, instruments, written commitments, indebtedness, liabilities and other obligations to which the Company or the Subsidiaries or VIE Affiliates is a party or by which it or its assets is bound (each, a “Material Contract” and collectively, the “Material Contracts”) that (i) are material to the conduct and operations of its business and properties and which would enable the Company to consolidate the financial results of the VIE Affiliates into its Financial Statements, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Company or the Subsidiaries or VIE Affiliates; (iii) obligate the Company or the Subsidiaries or VIE Affiliates to share, license or develop any product or technology; or (iv) are related to the control of or have any significant impact on the Company, Subsidiaries or VIE Affiliates and have been made available for inspection by the Investor and its counsel pursuant to the Due Diligence List and their written request in connection with the due diligence investigation of the Company for this Transaction.

10.2.                     All of the Material Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the Company and/or the Subsidiaries and/or VIE Affiliates and all the other parties thereto.

11.                               No Material Adverse Change

Except as disclosed in writing or in EXHIBIT A-1 hereof, to the knowledge of the Company and the Founder, since the date of the last audited financial statements of the Company there has not been any change, event or development, including without limitation, as to the Company and each of the Subsidiaries and VIE Affiliates, any of the following events (each, a “Material Adverse Change”), which, individually or together with other changes, events or developments, has resulted in or could reasonably be expected to result in a Material Adverse Effect:

(a)                                any abnormal increase in the salary, wages or other compensation of any officer, employee or consultant of such Person out of the ordinary course of business;

(b)                                revaluation of any assets and properties of such Person;

(c)                                 save for the resolutions, true, correct and complete copies of which have been provided to the Investor prior to the execution of this Agreement, any resolutions of the Board of Directors or similar governing body or the holders of the Equity Equivalents of such Person;

(d)                                any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of such Person, or (ii) any method of calculating any bad debt, contingency or other reserve of such Person for accounting, financial reporting or tax purposes, or any change in the fiscal year of such Person;

(e)                                 any (i) amendment of the organizational documents of such Person except that in connection with the issuance of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, (ii) recapitalization, reorganization, liquidation or dissolution of such Person except that in connection with the issuance of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, or (iii) merger or other business combination involving such Person;

(f)                                  any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Material Contract or (ii) any material license held by such Person;

(g)                                 any commencement, substantial decrease or termination by such Person of any line of business ;

(h)                                any transaction by such Person with any related party of such Person;

(i)                                    any entering into of a contract to do or engage in any of the foregoing;

(j)                                   failure by such Person to carry on its business in the ordinary course (and in substantially the same manner in which it had been previously conducted so as to maintain the same as a going concern), including without limitation entering into any transaction outside the ordinary course of business; or

(k)                                the taking of any action by such Person that would require approval pursuant to the Restated Articles, determined as though the Restated Articles was effective and the Investor held all of the Purchased Shares pursuant hereto at such time.

12.                               No Undisclosed Liabilities

Except as disclosed in writing or in EXHIBIT A-1 hereof or reflected or reserved against in the financial statements of the Company or in connection with the VIE Structure, there are no undisclosed liabilities against, relating to or affecting the Company or any of the Subsidiaries or VIE Affiliates or any of their respective assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the business or condition of the Company or any of the Subsidiaries or VIE Affiliates.

Except as disclosed in writing or in EXHIBIT A-1 hereof, none of the Company, its Subsidiaries and/or the VIE Affiliates are under any obligation, contractual or otherwise, to (i) redeem or make any payment to the holders of Series A Preferred Shares or other investors (except for the holder of Series B Preferred Shares), save and except in respect of dividends or upon liquidation as set forth in the Restated Articles and/or (ii) make any payment in respect of the Founder’s repurchase obligations payment to the holders of Series A Preferred Shares as set forth in the Restated Articles.

13.                               Intellectual Property Rights

All Intellectual Property (whether registered or not) and all Knowhow, which have been, are, or are capable of being used in relation to or which are necessary for the business as presently conducted or proposed to be conducted are lawfully owned by or licensed to the Company or any of the Subsidiaries or VIE Affiliates. The Company has taken reasonably commercial efforts to ensure pending applications (if any) for Intellectual Property will be lawfully owned by the Company or any of the Subsidiaries or VIE Affiliates.  To the knowledge of the Company and the Founder, (i) none of the Intellectual Property, Information Technology or Knowhow is being infringed or attacked or opposed by any person, (ii) none of the Intellectual Property, Information Technology or Knowhow is subject to any encumbrances, and (iii) none of the Intellectual Property, Information Technology or Knowhow is infringing any third party’s intellectual property rights or subject to any claims of infringement, which in each case would reasonably be expected to have a Material Adverse Effect.  No claims have been made and no applications are pending, which if pursued or granted, might be material to the truth and accuracy of any of the foregoing.

14.                               Contracts

Save for the Transaction Documents, none of the Company or its Subsidiaries or VIE Affiliates is a party to or subject to any contract, transaction, arrangement, understanding or obligation that would reasonably be expected to have a Material Adverse Effect, which:

(a)                                is not in the ordinary and usual course of business;

(b)                                is not wholly on an arm’s length basis;

(c)                                 is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 6 months after the date on which it was entered into or undertaken or is incapable of termination in accordance with its terms by the Company, its Subsidiaries or VIE Affiliates on 6 months’ notice or less;

(d)                                is of a loss-making nature (that is, known to be likely to result in loss on completion or performance);

(e)                                 cannot readily be fulfilled or performed without undue or unusual expenditure of money or effort; and

(f)                                  restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

15.                               Insurance

15.1.                     Each of the Company and the Subsidiaries and VIE Affiliates has effected and maintains valid policies of insurance in an amount and to the extent (including third party liability) as required by the applicable laws (if any).  All premiums due in respect of such policies of insurance have been paid in full and all other conditions of the policies have been performed and observed in full.  Nothing has been done or omitted to be done whereby any of the policies has or may become void or voidable and none of the policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of a fair market rate.

15.2.                     No insurance claim in excess of US$10,000 is outstanding and no circumstances exist which are likely to give rise to any insurance claim.  No insurance claim made by the Company or any of its Subsidiaries or VIE Affiliates has been refused or settled below the amount claimed.  There are no circumstances which would entail the Company or any of its Subsidiaries or VIE Affiliates to make claims under any of the policies which would in aggregate exceed the maximum amount covered under such policies.

16.                               Employees and Labor Relations

16.1.                     The Company and each of the Subsidiaries has complied in all material respects with all applicable laws with respect to labor and employment, and there have been no pending or unresolved claims made or threatened in writing against the Company or any of the Subsidiaries or VIE Affiliates arising out of or relating to or alleging any violation of any applicable laws regarding employees, employee health and safety, employee benefits and labor matters. Neither the Company nor any of the Subsidiaries or VIE Affiliates has been in the past three (3) years or is currently subject to any actual or threatened (a) labor dispute, labor trouble, work stoppage, slowdown, strike, or other concerted action by the employees of the Company or any of the Subsidiaries or VIE Affiliates or (b) labor grievance or unfair labor practice complaint, controversy, claim or proceeding with any labor or employee organization or any governmental or regulatory authority, which in each case has not been resolved as of the Closing.

16.2.                     In the past three (3) years, no employee or former employee of the Company or any of the Subsidiaries or VIE Affiliates has instituted any claim against the Company or any of the Subsidiaries or VIE Affiliates for unpaid compensation or severance, which in each case has not been resolved as of the Closing.

16.3.                     For the past three (3) fiscal years, except as otherwise accrued or provided in the audited financial statements or disclosed hereunder, the Company and each of the Subsidiaries and VIE Affiliates has made all required social security-related payments in respect of its employees, including payments for the pension fund, unemployment insurance, medical insurance, maternity insurance, work-related injury insurance and the housing fund.

16.4.                     Neither the Company nor any of the Subsidiaries or VIE Affiliates has any contract with any trade union or other body representing its employees or any of them, nor is there any recognized or certified trade union or other body representing its employees or any of them for negotiating purposes.  There is no actual or threatened demand by any of the employees of the Company or any of the Subsidiaries or VIE Affiliates for employee association or representation issues, a collective bargaining agreement or recognition by any labor organization.

16.5.                     There is no dispatched workers or other independent contractors in the Company, each of the Subsidiaries and VIE Affiliates, save that interns are not deemed as dispatched workers or independent contractors for the purpose of this section. All salaries and wages and benefits paid or made available by the Company or any of the Subsidiaries or VIE Affiliates are in compliance in all material respects with applicable laws.

16.6.                     The Company and each of the Subsidiaries and VIE Affiliates has entered into employment contracts with all their respective employees on or before the date when the employees start their work according to the employment contracts, and all such employment contracts are currently effective.

17.                               Litigation

There are no actions or proceedings pending or orders outstanding or, so far as is known by the Company and the Founder, currently threatened in writing by or against, relating to or affecting the Founder, the Company or any of the Subsidiaries or VIE Affiliates that would reasonably be expected to have a Material Adverse Effect. There are no facts or circumstances known to the Company and the Founder that could reasonably be expected to give rise to such action, proceeding or order.

18.                               Compliance with Laws and Orders

18.1.                     None of the Founder nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof (“Laws”) in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founder’s (indirect) investment in the Company under the Circular on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment, Financing and Round Trip Investment via Special Purpose

Companies issued by the State Administration of Foreign Exchange on July 14, 2014 and any successor rule or regulation under PRC law. All consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by the Company or any of the Subsidiaries or VIE Affiliates in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing. Each of the Company and the Subsidiaries and VIE Affiliates has (a) all franchises, permits, licenses and any similar authority necessary for; and (b) complied with all applicable Laws in respect of, the conduct of its business as currently conducted and proposed to be conducted, the absence or non-compliance of which would be reasonably likely to have a Material Adverse Effect. None of the Company or any of the Subsidiaries or VIE Affiliates is in default under any of such franchises, permits, licenses or other similar authority.

18.2.                     None of the Founder, the Company or any of the Subsidiaries or VIE Affiliates is or has at any time been, or has received any notice that it is or has at any time been, in violation of or in default under, in any material respect, any law applicable to the Company, any of the Subsidiaries or VIE Affiliates or any of their respective assets and properties, in each case which would reasonably be expected to result in a Material Adverse Effect.

18.3.                     None of the Founder, the Company or any of the Subsidiaries or VIE Affiliates or their respective officer, director, employee or agent has acted in violation of any relevant anti-money laundering laws.

18.4.                     Each of the Company and the Subsidiaries and VIE Affiliates is not currently and has not at any time been in violation of (i) any applicable law or regulation, (ii) any order binding upon such Person or (iii) any terms of any charter document or shareholders agreement of such Person, except for violations which could not reasonably be expected to result in a Material Adverse Effect.

18.5.                     None of the Founder, the Company or any of the Subsidiaries or VIE Affiliates or, so far as they are aware, their current respective officers, directors, employees or agents, is or has been (i) in violation of any applicable laws and regulations on bribery and corruption and anti-money laundering; (ii) the subject of OFAC sanctions, or (iii) party to any contract or arrangement (including for the provision of financing) with another Person that is the subject of OFAC sanctions.

19.                               Compliance with other Contracts and Agreements

The Company’s business as now conducted and as proposed to be conducted is not in violation of its constitutive documents.  The execution and delivery of the Transaction Documents is not in violation or default of the contracts to which the Company is a party.

20.                               Disclosure

The Company and the Founder has provided the Investor with all the information that the Investor has reasonably requested pursuant to the Due Diligence List in deciding whether to subscribe for Series C Preferred Shares.

21.                               No Insolvency

No petition has been presented, no order has been made, no receiver has been appointed and no resolution has been passed for the winding up, liquidation, dissolution or bankruptcy of the Company or any of the Subsidiaries or VIE Affiliates.  There are no grounds on which a petition or application could be based for the winding up, liquidation, dissolution or bankruptcy of, or appointment of a receiver for, the Company or any of the Subsidiaries or VIE Affiliates. No distress, execution or other process has been levied on the whole or a substantial part of the assets and properties of the Company or any of the Subsidiaries or or VIE Affiliates.  None of the Company or any of the Subsidiaries or VIE Affiliates is insolvent, bankrupt or unable to pay any of its indebtedness as it falls due.

22.                               Tax

22.1.                     All tax returns required to be filed by or on behalf of the Company and each of the Subsidiaries and VIE Affiliates have been duly filed on a timely basis and such tax returns are correct, true, and complete; (ii) all taxes shown to be payable on the tax returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other taxes are payable (or will be due and payable as of any Closing Date) by the Company or any of its Subsidiaries or VIE Affiliates with respect to such tax returns or with respect to any taxable periods ending prior to such Closing Date; (iii) the Company and each of the Subsidiaries and VIE Affiliates have withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iv) there are no liens on any of the assets and properties of the Company or any of the Subsidiaries or VIE Affiliates with respect to taxes, other than liens for taxes not yet due and payable; (v) neither the Company nor any of the Subsidiaries or VIE Affiliates has any liability for taxes of any Person, as a transferee or successor, by contract or otherwise; (vi) neither the Company nor any of the Subsidiaries or VIE Affiliates has entered into or been engaged in or been a party to any transaction which is artificial or fictitious of which the main or dominant purpose was the avoidance in the liability to tax of such Person; and (vii) all exemptions, reductions and rebates of taxes granted by any governmental or regulatory authority to the Company or any of the Subsidiaries or VIE Affiliates for the purpose of carrying out its business activities are in full force and effect and have not been terminated.  The transactions contemplated under this Agreement and the Transaction Documents will not, and, so far as is known by the

Company and the Founder, there is no other circumstance or event that will, result in any such exemption, reduction or rebate being cancelled or terminated, whether retroactively or for the future.

22.2.                     (i) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to taxes of the Company or any of its Subsidiaries or VIE Affiliates, and neither the Company nor any of its Subsidiaries or VIE Affiliates has received notice (either in writing or verbally, formally or informally) that it has not filed a tax return or paid taxes required to be filed or paid by it; (ii) neither the Company nor any of its Subsidiaries or VIE Affiliates is a party to any action or proceeding for assessment or collection of taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its Subsidiaries or VIE Affiliates, or any of their respective assets and properties; and (iii) no waiver or extension of any statute of limitations is in effect with respect to taxes or tax returns of the Company or any of its Subsidiaries or VIE Affiliates.  There are no pending audits, nor have any audits taken place with respect to the taxes of the Company or any of its Subsidiaries or VIE Affiliates by a governmental or regulatory authority.

22.3.                     No act or transaction has been effected by the Company or any of its Subsidiaries or VIE Affiliates in consequence of which any such Person is or may be liable to lose the benefit of any financial concession, tax relief or tax holiday accorded to such Person by any governmental or regulatory authority and the loss of which could reasonably be expected.  No act or transaction has been effected by the Company or any of its Subsidiaries or VIE Affiliates (a) in consequence of which such Person is or may be liable to (i) refund the whole or part of any investment grant from any governmental or regulatory authority or quasi-governmental body or other grant received by virtue of any applicable Laws, (ii) repay in whole or in part any loan from any governmental or regulatory authority or (iii) lose the benefit of any financial concession, tax relief or tax holiday accorded by any governmental or regulatory authority, the loss of which could reasonably be expected to have a Material Adverse Effect, or (b) as a result of which any grant for which application has been made by such Person will or may not be paid or will or may be reduced pursuant to the present practice of the relevant governmental or regulatory authority.

23.                               Related Party Transactions

Save as disclosed in the Financial Statement, no Related Party (i) currently has or has had direct or indirect interests in (a) any contract or transaction to which the Company or the Subsidiaries or VIE Affiliates is a party or by which it or its properties may be bound or affected, or (b) in any affiliate of the Company or the Subsidiaries or VIE Affiliates or in any Person with which the Company or the Subsidiaries or VIE Affiliates has a business relationship, or any Person that competes with the Company or the Subsidiaries or VIE Affiliates, or (ii) is indebted to the Company or the Subsidiaries or VIE Affiliates nor is the Company or the Subsidiaries or VIE Affiliates indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). For the purpose of this Section, “Related Party” has the meaning as ascribed under the GAAP.

24.                               Non-Competition

The Founder has not, either on his own account or through any of his affiliates, or in conjunction with or on behalf of any other Person: (i) been engaged or invested, directly or indirectly in any business in competition with the business engaged by the Company or the Subsidiaries or VIE Affiliates; (ii) provided service of any form to any entity engaged in any business in competition with the business engaged by the Company or the Subsidiaries or VIE Affiliates; or (iii) solicited or enticed away or attempted to solicit or entice away to a competitor from the Company or the Subsidiaries or VIE Affiliates, any employee, consultant, supplier, customer, client, representative, or agent of the Company or the Subsidiaries or VIE Affiliates.

EXHIBIT A-1

DISCLOSURE SCHEDULE

EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF INVESTOR

1.                                      Organization, Good Standing, and Qualification

The Investor is duly organized, validly existing and in good standing (or has the same legal status under the laws of its jurisdiction of incorporation), and has all requisite corporate power and authority to own its assets and properties and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

2.                                      Authorization

The Investor has full power, authority and legal capacity to enter into this Agreement and the Transaction Documents and to perform its obligation hereunder.  This Agreement has been duly authorized, performed and delivered by such Investor.  This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor and enforceable.

3.                                      Purchase for Own Account

The Series C Preferred Shares, and the Conversion Shares issuable upon conversion of Series C Preferred Shares will be purchased for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, or otherwise in relation thereto. By executing this Agreement, the Investor further represents and warrants that the Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person, with respect to any of the Series C Preferred Shares.

4.                                      Compliance with other Contracts and Agreements

The execution, delivery and performance of the Transaction Documents by the Investor is not, and will not be, in violation of any contracts or agreements to which the Investor is a party, or the assets and properties of the Investor are subject.

5.                                      Disclosure of Information

The Investor has had an opportunity to discuss the Company’ business, management, financial affairs and the terms and conditions of the offering of the Preferred Shares with the Company’s management and has had an opportunity to review the Company’s facilities.  The Investor acknowledges and agrees that it has received responses from the Company in respect of information it has requested from the Company in order to make the investment decisions in relation to the Transaction under this Agreement.

6.                                      Restricted Securities

The Investor understands that the Preferred Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.  The Investor understands that the Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Preferred Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Investor acknowledges that the Company has no obligation to register or qualify the Preferred Shares for resale.  The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.  The Investor understands that this offering is not intended to be part of the public offering, and that the Investor will not be able to rely on the protection of Section 11 of the Securities Act.

7.                                      No Public Market

The Investor understands that no public market now exists for the Preferred Shares, and that the Company has made no assurances that a public market will ever exist for the Preferred Shares.

8.                                      Legends

The Investor understands that the Preferred Shares and any securities issued in respect of or exchange for the Preferred Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM

SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

9.                                      Accredited Investor

The Investor is an accredited investor as defined in the Securities and Exchange Commission Rule 501(a) of Regulation D, under the Securities Act.

EXHIBIT C

Terms and Conditions

1.                                      Dividends

1.1.                            The Company shall not be required to pay any dividends to the Series C Preferred Holders in a fiscal year as long as the Company has not paid any dividends to the Ordinary Shares Holders.  If any dividends are paid to the Ordinary Shares Holders and the total amount of all such dividends is less than sixty percent (60%) of the Company’s Audited Net Earnings of the fiscal year during which such dividends are paid, the Series C Preferred Holders shall also receive, a dividend on each outstanding Series C Preferred Share in an amount equal to the product of (A) the dividend payable on each Ordinary Share multiplying (B) the number of Ordinary Shares issuable upon conversion of a Series C Preferred Share, in each case calculated on the record date for determination of holders entitled to receive such dividend.

1.2.                            If any dividends to be paid to the Ordinary Shares Holders that will cause the total amount of dividends paid to the Ordinary Shares Holders in a fiscal year exceeds sixty percent (60%) of the Company’s Audited Net Earnings of such fiscal year, it requires consent from the Investor in accordance with Section 1.3 of this Exhibit C.

1.3.                            Before making any dividends as described in Section 1.2 of this Exhibit C, the Company shall provide written notice to the Series C Preferred Holders of its intention to pay such dividends, and within seven (7) days after receipt of such written notice, the Series C Preferred Holders shall either (i) respond to the effect it consents to such dividend distributions or (ii) respond to the effect that it does not consent to such dividend distributions and then as a result, the Series C Preferred Holders may exercise its Redemption Option in accordance with Section 7.1 of this Exhibit C; if the Investor does not respond or exercise its Redemption Option within seven (7) days, it shall be deemed to have consented to such dividend distributions and waived its right to redeem shares in connection with Section 1.3 (ii) of this Exhibit C.

1.4.                            Section 1.1 (except for the first sentence), Section 1.2 and Section 1.3 of this Exhibit C shall terminate automatically upon consummation of an IPO, provided that after an IPO, if any dividends are paid to the Ordinary Shares Holders, the Series C Preferred Holders shall also receive a dividend on each outstanding Series C Preferred Share in an amount equal to the product as calculated with the same formula as provided in Section 1.1 of this Exhibit C.

2.                                      Conversion Price

2.1.                            With respect to the conversion of Series C Preferred Shares under this Agreement, each share of the Series C Preferred Shares shall be converted into such number of Ordinary Shares of the Company as determined by dividing the Series C Original Purchase Price by the Series C Conversion Price (as defined below and be subject to adjustment as provided in the Restated Articles) in effect at the time of conversion and the Company undertakes that immediately prior to IPO, to the extent that such Ordinary Shares are less than the Conversion Shares, the relevant number of Conversion Shares shall be issued to the Investor immediately prior to the IPO.

The “Series C Conversion Price” shall be equal to a price determined by dividing the Pre-Money Valuation (as defined below) by the product equals to (x) the total issued and outstanding Ordinary Shares as of the Effective Date plus (y) the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares as of the Effective Date.

For illustrative purposes only, assuming that the Pre-Money Valuation is US$385,000,000.00, and (x) the total issued and outstanding Ordinary Shares as of the Effective Date plus (y) the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares as of the Effective Date equals to 10,000,000 Ordinary Shares, then the Series C Conversion Price shall be equal to US$38.50.  In such case, each Series C Preferred Share shall, on conversion, result in the issue of such number of Ordinary Shares by dividing the Series C Original Purchase Price by the Series C Conversion Price. In other words, US$100,000 divided by US$38.50, equals to 2,597.40 Ordinary Shares.

The “Pre-Money Valuation” means the total equity valuation of the Company as of the Effective Date (not including the Series B Preferred Shares), which is the lower of (i) US$385,000,000.00 and (ii) fifteen (15) times the Company’s Audited Net Earnings of the fiscal year of 2019; provided that:

(i)             for the purpose of calculating conversion price pursuant to Section 1.1, Section 3.1(ii) and (iii), Section 3.2, Section 3.3 and Section 3.4 of this Exhibit C, and for the purpose of calculating the conversion price before the adjustment of the Series C Conversion Price pursuant to the Restated Articles, if Audited Net Earnings of the fiscal year of 2019 are not available at the time of the calculation, the Series C Conversion Price shall be determined based on the Pre-Money Valuation of US$385,000,000.00, if Audited Net Earnings of the fiscal year of 2019 are available at the time of the calculation, the Series C Conversion Price shall be determined based on the Pre-Money Valuation as determined in accordance with the first sentence of this paragraph;

(ii)          for the purpose of calculating the conversion price pursuant to Section 3.1(i) of this Exhibit C, if the Audited Net Earnings of fiscal year 2019 are not available at the time of the conversion, the Investor may initially exercise the Conversion Option based on the Pre-Money Valuation of US$385,000,000.00, and when the aforementioned Audited Net Earnings of fiscal year 2019 become available after the conversion, and fifteen (15) times Audited Net Earnings of fiscal year 2019 is less than US$327,250,000.00, the existing shareholders of the Company as of the Effective Date (not including holder of Series B Preferred Shares), on a pro rata basis, shall transfer additional Ordinary Shares (“Compensation Shares”) to the Investor to the effect as if the Investor had converted its outstanding Series C Preferred Shares with the Series C Conversion Price calculated based on the Pre-Money Valuation of fifteen (15) times Audited Net Earnings of fiscal year 2019. In the event that the existing shareholders of the Company as of the Effective Date fail to transfer all or part of the Compensation Shares to the Investor as set out in this Section 2.1(ii) of this Exhibit C, the Founder shall transfer the shortfall of Compensation Shares to the Investor subject to Section 2.1 (iii) of this Exhibit C. For the avoidance of doubt, this Section 2.1 (ii) of Exhibit C shall only apply to the exercise of Conversion Option prior to an IPO.

(iii)       notwithstanding anything to the contrary contained in this Agreement, in no event shall the total post-conversion shareholding percentage of the Conversion Shares exceed 3.75% of the Company’s pre-IPO total equity on a fully-diluted and as-converted basis; with respect to any conversion under this Agreement, if the Pre-Money Valuation as determined in Section 2.1(i) and (ii) above results in the total post-conversion shareholding percentage of Conversion Shares exceeding 3.75% of the Company’s pre-IPO total equity, the Investor shall choose, no later than five (5) Business Days following the Post-IPO Option Date, (i) to convert all (but not less than all) of its Series C Preferred Shares into 3.75% of Ordinary Shares of the Company on a pre-IPO fully-diluted and as-converted basis, or (ii) to request the Company to redeem all (but not less than all) of the Series C Preferred Shares, whether or not such Series C Preferred Shares have been converted into Conversion Shares, at the Optional Redemption Price, which the Company shall pay within seven (7) Business Days following the delivery of the relevant shares for redemption. For the avoidance of doubt, if both the circumstances as set out in this Section 2.1(iii) of Exhibit C and Section 3.2 of Exhibit C below occur (i.e. with respect to any conversion under this Agreement, the Pre-Money Valuation as determined in Section 2.1(i) and (ii) above results in the total post-conversion shareholding percentage of Conversion Shares exceeding 3.75% of the Company’s pre-IPO total equity; AND both of the Average Stock Price and

Consecutive Stock Price reach one hundred and thirty percent (130%) of the Series C Conversion Price then in effect and the total equity valuation of the Company is no less than US Dollar five hundred million (US$500,000,000.00) (on a fully-diluted and as-converted basis) on the Post-IPO Option Date), this Section 2.1(iii) of Exhibit C shall apply (i.e. the Investor may choose, no later than five (5) Business Days following the Post-IPO Option Date, (i) to convert all (but not less than all) of its Series C Preferred Shares into 3.75% of Ordinary Shares of the Company on a pre-IPO fully-diluted and as-converted basis, or (ii) to request the Company to redeem all (but not less than all) of the Series C Preferred Shares as set out in this Section 2.1(iii) of Exhibit C).

2.2.                            In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise) into a greater number of the Ordinary Shares, the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of the Ordinary Shares, the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

2.3.                            Notwithstanding anything to the contrary, the Ordinary Shares (including the Compensation Shares as abovementioned in Section 2.1 (ii) of this Exhibit C) which the holder of the Series C Preferred Shares is entitled to after the conversion of Series C Preferred Shares under this Agreement shall be designated, upon or after an IPO, as the same class of Ordinary Shares as that converted from the Series A Preferred Shares will be designated upon IPO; for the avoidance of doubt, the right to register the Conversion Shares pursuant to Section 7.6 hereof and Section 3.5 of the Exhibit C hereto is preserved after such designation.

2.4.                            Section 2 of this Exhibit C shall not terminate upon consummation of IPO.

3.                                      Conversion

3.1.                            Any Series C Preferred Shares holder shall have the following options (each such option, the “Conversion Option”) to convert its Series C Preferred Shares before the Mandatory Redemption Date and the exercise of a Redemption Option:

(i)                                     at any time prior to an IPO to convert all or part of its outstanding Series C Preferred Shares into such number of Conversion Shares at the Series C Conversion Price then in effect;

(ii)                                  at any time upon or after an IPO but prior to the Post-IPO Option Date (as defined below), to convert all or part of its outstanding Series C Preferred Shares into such number of Conversion Shares at the Series C Conversion Price then in effect; or

(iii)                               pursuant to Section 3.3 (i) of this Exhibit C, no later than five (5) Business Days following the Post-IPO Option Date, to convert all (but not less than all) of its outstanding Series C Preferred Shares into such number of Conversion Shares at the Series C Conversion Price then in effect;

provided that if the Company is not the legal entity which will be the listed entity in an IPO, the Series C Preferred Shares shall convert into shares of the proposed listed entity in the IPO, instead of Conversion Shares, on terms no less favourable than the conversion to Conversion Shares as contemplated herein and unless the Conversion Option is into shares in such listed entity on the terms as contemplated, the Company agrees not to proceed with the IPO.

3.2.                            If on the last day of the one hundred-eighty (180) day period commencing on the effective date of the registration statement relating to an IPO but prior to the Mandatory Redemption Date (if such day falls on the same day with the Mandatory Redemption Date, it shall be deemed to be prior to the Mandatory Redemption Date) (the “Post-IPO Option Date”), both of the Average Stock Price and Consecutive Stock Price reach one hundred and thirty percent (130%) of the Series C Conversion Price then in effect and the total equity valuation of the Company shall be no less than US Dollar five hundred million (US$500,000,000.00) (on a fully-diluted and as-converted basis), then all of the outstanding Series C Preferred Shares shall automatically be converted into such number of Conversion Shares at the Series C Conversion Price then in effect as calculated pursuant to Section 2.1 of this Exhibit C and such shares may not be reissued by the Company.

The “Average Stock Price” means the average closing price at which the stock of the Company trades upon the closing of the stock exchange for twenty (20) consecutive trading days prior to the Post-IPO Option Date (including the Post-IPO Option Date).

The “Consecutive Stock Price” means each closing price at which the stock of the Company trades upon the closing of the stock exchange for the last five (5) consecutive trading days prior to the Post-IPO Option Date (including the Post-IPO Option Date).

3.3.                            If on the Post-IPO Option Date, either the Average Stock Price or the Consecutive Stock Price does not reach one hundred and thirty percent (130%) of the Series C Conversion Price then in effect, or the total equity valuation of the Company is less than US Dollar five hundred million (US$500,000,000.00) (on a fully-diluted and as-converted basis), then the Series C Preferred Holder shall, no later than five (5) Business Days following the Post-IPO Option Date either (i) request the Company to convert all (but not less than all) of its outstanding Series C Preferred Shares into such number of Conversion Shares at the Series C Conversion Price then in effect or (ii) request the Company to redeem all (but not less than all) of its outstanding Series C Preferred Shares in accordance with Section 7.1.1 of this Exhibit C.

3.4.                            If the Series C Preferred Holder does not exercise either option under above Section 3.3 of this Exhibit C, then all of the outstanding Series C Preferred Shares shall automatically be converted into such number of Conversion Shares at the Series C Conversion Price then in effect as calculated pursuant to Section 2.1 of this Exhibit C and such shares may not be reissued by the Company (together with the conversion pursuant to Section 3.2 of this Exhibit C, the “Mandatory Conversion”).

3.5.                            The Company covenants that the Investor has the right to cause the Company to use its best efforts to effect the registration of the Conversion Shares issued or issuable upon conversion of the Series C Preferred Shares under the Securities Act, and after the Closing Date but prior to any public offering of the Company’s securities, the Company and the Investor shall enter into a registration rights agreement on customary terms and conditions, providing that, among other things, the Investor shall be entitled to normal registration rights, subject to customary underwriter cutbacks. The Company shall bear the costs and expenses of the Investor in connection with any public offering or registration (other than the underwriter’s commission), including the costs and expenses of counsel for the Investor.  A breach of Company’s covenant to enter into a registration rights agreement with the Investor prior to IPO under this clause shall entitle the Investor to exercise its Redemption Option (as defined below).

3.6.                            Notwithstanding anything to the contrary contained herein, without prior written consent of the Company and the Founder, the Investor shall not at any time before the expiration of the one hundred-eighty (180) day period commencing on the effective date of the registration statement relating to an IPO, sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any Conversion Shares issued or issuable upon any conversion of the Series C Preferred Shares.  The foregoing restrictions are intended and shall be construed so as to preclude the Investor from engaging in any hedging or other transaction that is designed to or reasonably could be expected to lead to or result in, a sale or disposition of any Conversion Shares during such period even if such Conversion Shares are or would be disposed of by someone other than the Investor or its affiliate.

3.7.                            Section 3 of this Exhibit C shall not terminate upon consummation of IPO.

4.                                      Mechanics of Conversion

4.1.                            No fractional Ordinary Share shall be issued upon conversion of the Series C Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series C Conversion Price.

4.2.                            Before any Series C Preferred Holder shall be entitled to convert the same into the Conversion Shares and to receive certificates therefor, such Series C Preferred Holder shall, with respect to an Conversion Option pursuant to Section 3.1 (i) and (ii) of this Exhibit C provide at least seven (7) Business Days prior written notice, with respect to an Conversion Option pursuant to Section 3.1 (iii) of this Exhibit C provide written notice to the Company no later than five (5) Business Days following the Post-IPO Option Date, to the Company or any transfer agent for the Series C Preferred Shares to be converted.

4.3.                            With respect to the Conversion Option and the Mandatory Conversion, before any Series C Preferred Holder shall be entitled to the Conversion Shares and to receive certificates therefor, if such holder’s shares are certificated, surrender the certificate or certificates therefor (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company or of any transfer agent for the Series C Preferred Shares to be converted.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the Conversion Shares to be issued.  If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The Company shall update the register of members and issue and deliver at such office to such Series C Preferred Holder a certificate or certificates for the number of the Conversion Shares to which such Series C Preferred Holder shall be entitled as aforesaid and a check payable to such Series C Preferred Holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Conversion Shares.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Series C Preferred Shares to be converted, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Shares on such date.

4.4.                            Section 4 of this Exhibit C shall not terminate upon consummation of IPO.

5.                                      Reservation of Shares Issuable Upon Conversion

5.1.                            The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series C Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series C Preferred Shares, in addition to such other remedies as shall be available to the Series C Preferred Holders, the Company and its members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

5.2.                            Section 5 of this Exhibit C shall not terminate upon consummation of IPO.

6.                                      Mandatory Redemption

6.1.                            Unless prohibited or restricted by the Statute governing distributions to members, if until the second (2nd) anniversary of the Closing Date (the “Mandatory Redemption Date”) any of the Series C Preferred Shares remain outstanding, the Company shall within seven (7) Business Days of Mandatory Redemption Date, redeem all of the Investor’s outstanding Series C Preferred Shares, at an aggregate redemption price (the “Mandatory Redemption Price”) that provides the Investor with the Internal Rate of Return on the original purchase price for the outstanding Series C Preferred Shares to be redeemed under this Section 6.1 for the period during which such outstanding Series C Preferred Shares remain outstanding (for the avoidance of any doubt, any dividend paid will be included in the calculation of the redemption price) (the “Mandatory Redemption”).

6.2.                            Section 6 of this Exhibit C shall not terminate upon consummation of IPO.

7.                                      Redemption Option

7.1.                            Redemption Option of the Investor

7.1.1.                 Subject to the Statute governing distributions to members, the Series C Preferred Holder, may at its option (“Redemption Option”), if pursuant to Section 7.4 of this Agreement,

Sections 1.3 (ii) and/or 3.5 of this Exhibit C, or Section 3 of the Guarantee Deed, within seven (7) days after receipt of Company’s notice of relevant events, if pursuant to Section 3.3 (ii) of this Exhibit C no later than five (5) Business Days following the Post-IPO Option Date, deliver a written notice (“Redemption Request”) requesting the Company to redeem all (but not less than all) of its outstanding Series C Preferred Shares, at an aggregate redemption price (the “Optional Redemption Price”) that provides the Investor with the Internal Rate of Return on the original purchase price for the outstanding Series C Preferred Shares to be redeemed under this Section 7.1 for the period during which such outstanding Series C Preferred Shares remain outstanding (for the avoidance of any doubt, any dividend paid will be included in the calculation of the redemption price).  Upon receipt of a Redemption Request, the Company shall, subject to the Statute governing distributions to members, within seven (7) Business Days after receipt of such Redemption Request redeem all of its outstanding Series C Preferred Shares and make payment therefor.  The Investor’s right to so exercise the Redemption Option shall not terminate in the event of fraud or material mis-representation on the part of the Company and/or the Founder in connection with the Redemption Option.

7.1.2.                 Notwithstanding the foregoing, in the event of the redemption pursuant to Section 7.1 of this Exhibit C, if upon receipt of the Redemption Request, the Statute governing distributions to members or any applicable laws prevent the Company from redeeming all of the Series C Preferred Shares within seven (7) Business Days after receipt of such Redemption Request, then the Company may at its sole discretion ratably redeem the maximum number of shares that it may redeem, to the extent consistent with the Statute, applicable laws, and shall redeem the remaining shares as soon as it may lawfully or commercially do so. Notwithstanding, to the extent that the Company is not able to lawfully redeem all or part of the Series C Preferred Shares, default interest shall accrue, without duplication, at ten percent (10)% per annum compounded monthly on all outstanding amounts due from the date of such payment originally becoming due and payable under the Redemption Request until payment in full.

7.2.                            Redemption Option of the Company

7.2.1.                 Unless prohibited or restricted by the Statute governing distributions to members, any time prior to the Mandatory Redemption Date, the Company, may at its absolute sole discretion, opt to redeem up to fifty (50%) of the outstanding Series C Preferred Shares, at a redemption price that provides the higher of (i) a net cash return of US Dollar six hundred and sixty-seven thousand (US$667,000), or (ii) an aggregate redemption price provides the Investor with the Internal Rate of Return on the original purchase price for the outstanding Series C Preferred Shares to be redeemed by the Company under this Section 7.2 for the period during which such outstanding Series C Preferred Shares remain outstanding (for the avoidance of any doubt, any dividend paid will be included in the calculation of the redemption price); provided that, the foregoing redemption price is on the condition that the proceeds the Company will receive from this Transaction will be funded eventually into a bank account opened or maintained in the United States by the Company, any of its affiliates or their authorized representatives, officers, employees, directors or service providers.

7.3.                            Section 7 of this Exhibit C shall not terminate upon consummation of IPO.

8.                                      Information Rights

8.1.                            Commencing on Closing Date, for so long as any Series C Preferred Shares issued under this Agreement are outstanding, the Company will deliver to each holder of the Series C Preferred Shares:

(a)                     audited annual consolidated financial statements, within one hundred and twenty (120) days after the end of each fiscal year of the Company, prepared in accordance with the GAAP or any other standard approved by the Board and audited by a “Big 4” accounting firm or any other accounting firm approved by the Board;

(b)                     an unaudited half-year consolidated financial statement of the first six months of the fiscal year 2019 of the Company; and

(c)                      unaudited monthly consolidated financial statements, within thirty (30) days of the end of each month (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the holders of Series C Preferred Shares shall include an income statement, a balance sheet and a cash flow statement for the relevant period and items (b) and (c) above shall be prepared in accordance with the GAAP or other accounting standards approved by the Board.

8.2.                            The Information Rights shall terminate upon consummation of an IPO.

9.                                      Transfer of Shares

9.1.                            Subject to the terms and conditions of this Agreement, the Company’s constitutional documents, shareholder agreement, or applicable laws, the Investor may transfer the Series C Preferred Shares without consent from the Company or the Founder prior to an IPO; provided that, if requested by the Company in its reasonable discretion, an opinion of counsel shall be provided to the Company, at Investor’s own expense, to the effect that the transfer complies with all applicable laws; provided further that the transferee shall be a reputable institutional investor and not on a “negative list” to be mutually agreed upon by the Parties prior to such transfer; provided further that such transfer shall be subject to restrictions as set forth below.  The Investor shall not transfer any of the outstanding Series C Preferred Shares without prior written consent from the Company and the Founder after an IPO.

9.2.                            If any Series C Preferred Holder (the “Transferor”) proposes to directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way any (the “Transfer”, and “Transferred” shall have a correlative meaning) Series C Preferred Shares or Conversion Shares issued upon conversion of the Series C Preferred Shares (collectively, the “Restricted Shares”) held by it, then the Transferor shall promptly give written notice (the “Transfer Notice”) to the Company and the Ordinary Shares Holders prior to such Transfer.  The Transfer Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Restricted Shares to be Transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

9.3.                            Upon receipt of the Transfer Notice, the Company and each Ordinary Shares Holder shall have the right to purchase the Offered Shares on the terms and purchase price(s) set forth in the Transfer Notice in the following order of priority: first, the Company shall have the right, exercisable upon written notice to the Transferor, within seven (7) Business Days after receipt of the Transfer Notice (the “First ROFR Period”), to purchase all or any portion of the Offered Shares, at the same price and subject to the same material terms and conditions as described in the Transfer Notice and thereafter, if the Company does not elect to purchase all of the Offered Shares, the Ordinary Shares Holders shall have the right to purchase all or any part of its pro rata share of the remaining Offered Shares not elected to be purchased by the Company, exercisable upon written notice to the Transferor, within seven (7) Business Days after the expiration of the First ROFR Period (the “Second ROFR Period”), which equivalent to the product obtained by multiplying the aggregate remaining number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Ordinary Shares Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all the Ordinary Shares Holders at the time of the transaction, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

9.4.                            In the event that the Company and/or Ordinary Shares Holders shall not have collectively elected to purchase all of the Offered Shares upon the expiration of the Second ROFR Period, then, provided the Transferor has also complied with the provisions of Section 9.1 of this Exhibit C, to the extent applicable, the Transferor may Transfer all or any remaining Offered Shares not elected to be purchased by the Company and/or Ordinary Shares Holders, at a price per share for each Offered Share not less than that specified in the Transfer Notice and on other terms and conditions which are not materially more favorable in the aggregate to the prospective transferee than those specified in the Transfer Notice, but only to the extent that such Transfer occurs within thirty (30) days after expiration of the Second ROFR Period.  Any Offered Shares not Transferred within such 30-day period will be subject to the provisions of Section 9 this Exhibit C upon subsequent Transfer.

9.5.                            Notwithstanding anything to the contrary contained herein, any restrictions on the right to transfer all or any of the Series C Preferred Shares shall not apply in the case of a transfer of Series C Preferred Shares to the Investor, its affiliates and/or Related Funds; provided, that adequate documentation therefor is provided to the Company.

9.6.                            The capitalized terms “Ordinary Shares”, “Ordinary Shares Holder” and “Ordinary Shares Holders” under Section 9 of this Exhibit C shall be replaced by “Class B Ordinary Shares”, “holder of Class B Ordinary Shares” and “holders of Class B Ordinary Shares” respectively after an IPO, and the term “Class B Ordinary Shares” shall have the meaning ascribed to it in the then-effective Restated Articles after the IPO.

EXHIBIT D

FORM OF

DEED OF GUARANTEE